Richmond, VA, February 5, 1997 --- (NASDAQ - MAKL) Markel Corporation announced record earnings for the year ended December 31, 1996. Alan I. Kirshner, Chairman and Chief Executive Officer, commented, "1996 was both a challenging and exciting year at Markel. Despite hurricane and winter storm losses, we were able to record our fifth straight year of underwriting profits by a slim margin. As is the goal each year, our Company is stronger than when the year began. "

         In evaluating its operating performance, the Company focuses on core underwriting and investing results before consideration of realized investment gains, amortization expenses, and nonrecurring items.
Following is a comparison of 1996 and 1995 results on a per share basis.

                                              QUARTER ENDED                        YEAR ENDED
                                               DECEMBER 31,                        DECEMBER 31,
                                             ----------------                   -----------------
                                            1996             1995               1996            1995
                                            ----             ----               ----            ----
Core operations                           $1.81              $1.46             $6.03           $5.15
Realized investment gains                   .24               .50                .58            1.39
Amortization expenses                      (.09)             (.08)              (.36)           (.39)
                                       --------            --------            --------       --------
Net income before
  nonrecurring items                       1.96              1.88               6.25            6.15

Nonrecurring items                        (1.20)                -               2.05            -
                                         -------           ---------          -------         --------
Net income                              $   .76              $1.88             $8.30           $6.15
                                        --------           --------            -----          --------

         Fourth quarter income from core operations increased 24 percent to $1.81 per primary share from $1.46 per primary share in 1995. For the year, core operating income rose 17 percent to $6.03 per primary share from $5.15 per primary share a year ago. The growth in both periods resulted primarily from higher net investment income.

         Earned premiums were $307.5 million for the year, up 8 percent from $285.1 million last year. The growth reflects increases in gross premium volume over the past two years and higher retentions in 1996.

         Underwriting profitability is measured by the combined ratio of losses and expenses to earned premiums. The Company reported a combined ratio of slightly below 100 percent in 1996 compared to 99 percent in 1995. This represents the fifth consecutive year and ninth out of the past ten years that the Company has reported an underwriting profit.

         The Company's loss ratio was 66 percent compared to 65 percent in 1995. Losses in the medical malpractice book of business and property losses from Hurricane Fran and the winter storms prompted the increase. The 1996 expense ratio was flat at 34 percent compared to 1995. In 1996, the expense ratio benefited from the recognition of contingent profit commissions which offset higher acquisition costs in several of the Company's newer lines of business.

         Net investment income was $51.2 million for the year, up 19 percent compared to $43.0 million in 1995. The increase is primarily the result of the Company's larger investment portfolio. The growth in the portfolio is the result of the purchase of Investors on October 31, 1996 and operating cash flows. Realized gains totaled $5.0 million for the year, down from $12.0 million last year. Variability in the timing of realized and unrealized investment gains is to be expected and often results from interest rate volatility which impacts the market values of fixed maturity and equity investments.

         During 1996 the Company recognized two nonrecurring items. First, in the second quarter the Company recognized a nonrecurring benefit of $18.4 million, or $3.25 per primary share, related to the recognition of tax benefits attributable to certain differences between financial reporting and tax bases of assets acquired in a prior period. This benefit was recognized when management determined that estimated tax liabilities were less than amounts previously accrued.

         The second nonrecurring item in 1996 relates to an anticipated loss on the disposition of real estate. As part of the purchase of Shand/Evanston in 1987, the Company acquired Shand's headquarters building in Evanston, Illinois. The estimated fair value of the building has fallen significantly since 1987 due to escalating property taxes and reduced demand for office space in Evanston. In response to a purchase offer, the Company decided to dispose of the building and immediately recognized a $6.8 million, or $1.20 per primary share, after tax, nonrecurring, noncash loss. While Shand/Evanston will remain in the building in the short-term, the transaction is expected to reduce future operating expenses at this unit by approximately $1.5 million per year.

         Net income rose sharply to $46.7 million, or $8.30 per primary share, compared to net income of $34.5 million, or $6.15 per primary share last year. The increase was the result of strong growth in net investment income and the net effect of the two nonrecurring items offset by lower realized gains in 1996.

         The Company reported net unrealized gains, net of taxes, on its fixed maturity and equity investments of $43.8 million at December 31, 1996, compared to $34.0 million at December 31, 1995. The increase was primarily the result of the strong performance of the Company's equity portfolio offset by declines in its fixed maturity portfolio. Book value per common share increased to $49.16 at December 31, 1996, a 25 percent increase compared to $39.37 at December 31, 1995. At December 31, 1996 the five year compound average growth rate in book value per common share was 26 percent.

         On January 8, 1997, the Company arranged the sale of $150 million of 8.71% Capital Securities issued by Markel Capital Trust I, a statutory business trust sponsored by Markel Corporation. Proceeds from the sale of the Capital Securities were used to purchase the Company's 8.71% Junior Subordinated Debentures due January 1, 2046. The Capital Securities and related Debentures are redeemable by the Company on or after January 1, 2007. The Company plans to use the proceeds of the offering to reduce indebtedness and for general corporate purposes.

         Markel Corporation markets and underwrites specialty insurance products and programs to a variety of niche markets. In each of these markets, the Company seeks to provide quality products and excellent customer service so that it can be a market leader. The financial goals of the Company are to earn consistent underwriting profits and superior investment returns to build shareholder value.

                      MARKEL CORPORATION AND SUBSIDIARIES

                       Consolidated Statements of Income

                                                 Quarter Ended              Year Ended
                                                 December 31,               December 31,
                                             1996         1995          1996          1995
                                                (dollars in thousands, except per share data)
Operating revenues
   Earned premiums .....................  $   82,402   $   75,254   $   307,453     $ 285,146
   Net investment income ...............      14,668       12,451        51,168        42,981
   Net realized gains from investment
       sales..............................     2,057        4,302         5,013        11,952
   Other ...............................         580          935         3,102         3,496
                                           ---------    ---------    ----------     ---------
      Total operating revenues .........      99,707       92,942       366,736       343,575
                                           ---------    ---------    ----------     ---------
Operating expenses
   Losses and loss adjustment expenses .      50,907       48,970       202,378       186,655
   Underwriting, acquisition and
      insurance expenses .................    30,440       25,859       105,032        96,113
   Other................................          83          403         1,275         1,642
   Loss on building ......................    10,380           --        10,380            --
   Amortization of intangible assets ...         660          586         2,655         2,778
                                           ---------    ---------    ----------     ---------
      Total operating expenses .........      92,470       75,818       321,720       287,188
                                           ---------    ---------    ----------     ---------

      Operating income .................       7,237       17,124        45,016        56,387

Interest expense .......................       2,052        2,156         8,016         8,460
                                           ---------    ---------    ----------     ---------

      Income before income taxes .......       5,185       14,968        37,000        47,927

Income tax expense (benefit) ...........         882        4,352        (9,672)       13,435
                                           ---------    ---------    ----------     ---------

       Net income ......................     $ 4,303     $ 10,616      $ 46,672      $ 34,492
                                           =========    =========    ==========     =========

Earnings per share
     Primary ...........................      $ 0.76       $ 1.88        $ 8.30        $ 6.15
                                           =========    =========     =========     ==========
     Fully diluted .....................      $ 0.76       $ 1.88        $ 8.29        $ 6.12
                                           =========    =========     =========     ==========



                                                                            December 31,
Selected Balance Sheet Data
(dollars in thousands, except per share data)                           1996          1995
Total investments, available-for-sale                                $1,130,776  $    908,583
Total assets                                                          1,605,297     1,314,537
Unpaid losses and loss adjustment expenses                              935,582       734,409
Long-term debt                                                          114,691       106,689
Total shareholders' equity                                              268,335       213,442
Book value per share                                                     $49.16        $39.37
